Exhibit 4.31.1.1

PROMISSORY NOTE SECOND EXTENSION AGREEMENT

This Promissory Note Second Extension Agreement, hereinafter referred to as “Second Extension Agreement”, entered into this Sixteenth day of November 2012, by and among GLOBALWISE INVESTMENTS, INC. hereinafter called “Maker” and Roy Haddix, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note and subscription

Agreement dated July 20, 2012 for the amount of TWENTY FIVE THOUSAND 00/100

DOLLARS ($25,000), hereinafter referred to as “Note”. Said Note was originally due forty five days from its issuance. An extension on said Note was executed on August 29, 2012 for an additional forty five days to November 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Second Extension Agreement in order to extend the due date of the Note for an additional thirty days to December 16, 2012.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note to December 16, 2012.

All other provisions of the original Promissory Note and Subscription shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this Second Extension Agreement extending the due date of the Note as of the day and year above first written.

GLOBALWISE INVESTMENTS, INC.

By: /s/William J. Santiago

Roy Haddix

BY: /s/Roy Haddix